As filed with the Securities and Exchange Commission on January 16, 2003

                                                     Registration No. 333-100697
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              EMERGING VISION, INC.
             (Exact name of registrant as specified in its charter)

             New York                                  11-3096941
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

                         100 Quentin Roosevelt Boulevard
                           Garden City, New York 11530
                                 (516) 390-2100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Christopher G. Payan
                             Chief Financial Officer
                         100 Quentin Roosevelt Boulevard
                           Garden City, New York 11530
                                 (516) 390-2100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                            Michael Hirschberg, Esq.
                                Piper Rudnick LLP
                           1251 Avenue of the Americas
                            New York, New York 10020
                                 (212) 835-6270

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | |
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | |
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                         Calculation of Registration Fee

=========================================== ==================== =================== ====================== ===================
                                                  Amount          Proposed maximum     Proposed maximum         Amount of
    Title of each class of securities              to be           offering price     aggregate offering       registration
             to be registered                   registered            Per unit               price                 fee
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
rights to purchase units                      50,000,000                 0                     -                    -
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
units(1)                                      50,000,000 shares       $0.04(2)            $2,000,000             $184(2)
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
common stock, par value $0.01 per share       50,000,000 shares       $--                  $--                   $--
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
Warrants                                      50,000,000              $--                  $--                   $--
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
------------------------------------------- -------------------- ------------------- ---------------------- -------------------
common stock, par value $0.01 per share,      50,000,000              $0.04(4)            $2,000,000             $184(4)(5)
underlying the warrants(3)
------------------------------------------- -------------------- ------------------- ---------------------- -------------------


     (1) An aggregate of 50,000,000 units, each consisting of one share of common stock and a warrant to purchase one additional share of common stock, are issuable upon the exercise of the rights.
     (2) Represents the offering price of the common stock to be issued upon the exercise of the rights pursuant to Rule 457(g).
     (3) Issuable upon exercise of the warrants. Pursuant to Rule 416, this registration statement also covers such indeterminable additional shares as may become issuable as a result of any future adjustments in accordance with the terms of the warrants, as described in this registration statement.
     (4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on October 18, 2002.
     (5) Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS                               Subject to Completion, January 16, 2003


                                50,000,000 UNITS

                              EMERGING VISION, INC.

                                 RIGHTS OFFERING

                Each unit consisting of one share of common stock and a warrant to purchase one additional share of common stock


     We are offering up to 50,000,000  units,  each unit consisting of one share of our common stock and one warrant. We are offering these units in a rights offering. You will receive 1.67 subscription rights for each share of common stock that you owned on [ ], 2003, the record date. You will not receive any fractional rights. Each subscription right entitles you to purchase one unit for a subscription price of $0.04. Each warrant may be exercised for one share of common stock at an exercise price equal to the average of the last reported sales price of our common stock, as quoted on the OTC Bulletin Board, during the ten (10) trading days immediately preceding the closing date of this offering, and expires twelve months from the date of issuance. If you fully exercise your rights and other shareholders do not fully exercise their rights, you may elect to purchase additional units, on a pro rata basis, with all other oversubscribing shareholders. This is your oversubscription privilege.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "ISEE.OB". On January 13, 2003, the last reported sales price of our common stock, as reported on the OTC Bulletin Board, was $0.08 per share.

     The rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time, on [ ], 2003, although we have the option of extending the expiration date.

     Neither the rights nor the warrants may be sold or transferred. Neither the rights nor the warrants will be listed for trading on any stock exchange.

     We urge you to read carefully the "Risk Factors" section beginning on page 8 where we describe specific risks associated with an investment in our company and these securities, before you make your investment decision.

     Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is ____________, 2003

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus. We urge you to read this entire prospectus carefully. We also encourage you to review the financial statements and other information provided in reports and other documents that we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, as described under the caption "Where You Can Find More Information" on the inside back cover of this prospectus.

                           ABOUT EMERGING VISION, INC.

     Based upon statistics published in certain trade magazines, we believe that we are one of the largest chains of retail optical stores and one of the largest franchise optical chains in the United States based upon our domestic sales and the number of locations of company-owned and franchised stores. We, along with our franchisees, operate retail optical stores principally under the trade names "Sterling Optical" and "Site for Sore Eyes," which we refer to herein as "Sterling Stores." We also operate VisionCare of California, a specialized health care maintenance organization licensed by the State of California Department of Managed Health Care. VisionCare of California employs licensed optometrists who render services in offices generally located immediately adjacent to most Sterling Stores located in California.

     As of September 30, 2002, we had 186 Sterling Stores in operation, 31 of which were company-owned stores (including 13 company-owned stores being managed by franchisees) and 155 of which were franchised stores. Currently, Sterling Stores are located in 23 States, the District of Columbia, Ontario, Canada and the U.S. Virgin Islands.

     Most Sterling Stores offer eyecare products and services, including prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses and a broad range of ancillary items. To the extent permitted by individual state regulations, most Sterling Stores employ or affiliate with an optometrist to provide professional eye examinations to the public, and we fill the prescriptions from these employed or affiliated optometrists, as well as from unaffiliated optometrists and ophthalmologists. Most Sterling Stores are able to offer same-day service because most stores have an inventory of ophthalmic and contact lenses, as well as on-site lab equipment for cutting and edging ophthalmic lenses to fit into eyeglass frames.

     We were organized under the laws of the State of New York in January 1992, and we changed our name to "Emerging Vision, Inc." effective April 17, 2000. Our principal executive offices are located at 100 Quentin Roosevelt Boulevard, Suite 508, Garden City, New York 11530. Our telephone number is (516) 390-2100 and our fax number is (516) 390-2150.


                    QUESTIONS AND ANSWERS ABOUT THIS OFFERING

What is a right?

     You will receive, at no charge, 1.67 rights for every share of common stock you own as of ________, 2003, the record date. Each right enables you to purchase, for $0.04, one unit consisting of one share of our common stock and a warrant to purchase one additional share of common stock at an exercise price equal to the average of the last reported sales price of our common stock, as quoted on the OTC Bulletin Board, during the ten (10) trading days immediately preceding the closing date of this offering. For example, if you owned 100 shares of common stock on the record date, and receive 167 rights, you will have the right to purchase, for a price of $0.04 per unit, 167 units consisting of 167 shares of common stock and warrants to purchase an additional 167 shares of common stock at an exercise price equal to the average of the last reported sales price of our common stock, as quoted on the OTC Bulletin Board, during the ten (10) trading days immediately preceding the closing date of this offering. This is your basic subscription privilege.

     Although we intend to distribute the rights to all shareholders, we reserve the right to not offer rights to shareholders that reside in a state, country or other jurisdiction whose laws require a material change to this offering, or where we cannot, at reasonable expense, determine that this offering complies with any such state's, country's or other jurisdiction's applicable local laws.


What is the record date?

     [ ], 2003 at 5:00 p.m., New York City time. Only our shareholders as of the record date will receive subscription rights.


Why are we offering the rights?

     We are seeking additional equity. Our board of directors has chosen to give each shareholder the opportunity to buy more shares of our common stock at the same price and on the same terms and conditions as each other shareholder.


Has the board of directors made a recommendation regarding this offering?

     Our board of directors makes no recommendation to you about whether you should exercise any rights in this offering.


How soon must you act?

     The rights expire on [ ], 2003 at 5:00 p.m., New York City time. Accordingly, the subscription agent must actually receive all required documents and payments before that date and time.


May I sell or give away my rights?

     No. The rights may not be sold or otherwise transferred.

What is the oversubscription privilege?

     If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe for additional units at the same subscription price of $0.04 per unit that applies to your basic subscription privilege.


What are the limitations on the oversubscription privilege?

     We will be able to satisfy all or a portion of your exercise of the oversubscription privilege only if our other shareholders receiving rights do not elect to purchase all of the units offered under their basic subscription privilege.


Am I required to subscribe in this offering?

     No. You are not required to exercise any rights, purchase any units or otherwise take any action in response to this offering.


What will happen if I do not exercise my rights?

     You will retain your current number of shares of our common stock, even if you do not exercise your rights. However, if you do not exercise your rights and other shareholders do, the percentage of shares of our common stock that you own after the offering, will be reduced.


Will my country or state of residence affect my ability to participate in the rights offering?

     Yes. In order to comply with state blue sky laws or the laws of the country in which you reside, we may not be able to accept subscriptions from those of our shareholders that reside in certain states or countries.


Have other shareholders indicated to us that they intend to participate in the rights offering?

     Yes. Dr. Alan Cohen, Dr. Robert Cohen, Mr. Benito R. Fernandez and Mr. Joel
L. Gold, our directors, and Mr. Christopher G. Payan, who is one of our co-chief operating officers and is also our senior vice president, chief financial officer, secretary and treasurer, all intend to participate in the rights offering, at least with respect to their basic subscription privilege.


May I change or cancel my exercise of rights after I send in the required forms and payment?

     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights.


Will my money be returned if this offering is amended, withdrawn or terminated?

     If we terminate or cancel this offering, or any submitted subscriptions no longer comply with the amended terms of this offering, we will promptly return your subscription price, but without any payment of interest.

What are the U.S. federal income tax consequences of exercising my rights?

     The receipt and exercise of your rights are intended to be nontaxable under U.S. federal income tax law.


How did we arrive at the offering price?

     We determined the offering price of $0.04 per unit based on the current market price of our common stock, the amount of capital we are seeking to raise, our other alternatives for raising capital and other factors we deemed relevant.


When will I receive my new shares and warrants?

     If you purchase units through this offering, you will receive stock certificates representing the shares of common stock, and warrant agreements representing the warrants, as soon as practicable after the expiration date of the offering.


How much money will we receive from this offering?

     Our gross proceeds from the rights offering will depend upon the number of units that are purchased. If all rights are exercised, then we will receive net cash proceeds of approximately $1,850,000. In addition, if all of the warrants constituting a part of the units are exercised, we will receive additional cash proceeds of approximately $2 million, assuming a warrant exercise price of $0.04 per share.


How will we use the proceeds from this offering?

     We will use any proceeds generated from the exercise of rights in this rights offering, and from the exercise of the warrants issued in this rights offering:

     o to repay the remaining amounts outstanding under our credit facility with Horizons Investors Corp.;

     o to repay the remaining principal balance on our term loan from North Fork Bank;

     o to fund our plans to continue to close non-profitable stores; and

     o for general corporate purposes and working capital.

How many shares will be outstanding after the rights offering?

     If we sell all of the units offered by this prospectus, then we will issue 50,000,000 new shares of common stock that will result in us having 79,490,620 shares of common stock outstanding. In addition, we will issue 50,000,000 new warrants that, if exercised, would result in the issuance of 50,000,000 additional shares of common stock.


What should I do if I want to participate in this offering, but my shares are held in the name of my broker, dealer or other nominee?

     If you hold your shares of common stock through a broker, dealer or other nominee, for example, through a custodian bank, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights, on your behalf, for the units you wish to purchase. Therefore, you will need to have your record holder act for you.


What fees or charges apply if I purchase units?

     We are not charging any fee or sales commission to issue rights to you or to issue to you shares of common stock and warrants if you exercise your rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.


How do I exercise my rights? What forms and payment are required to purchase units?

     As a record holder of our shares of common stock on [ ], 2003, you are receiving this prospectus, a subscription certificate evidencing your subscription rights and instructions on how to purchase units. If you wish to participate in this offering, then, before your rights expire, you must deliver to the subscription agent (or to the registered holder of your shares, such as a broker-dealer or other nominee, if applicable):

     o the subscription price by certified or cashier's check, bank draft drawn upon a U.S. bank or a U.S. postal money order; and

     o a properly completed subscription certificate.


To whom should I send forms and payments?

     You should send your subscription documents and payment by mail or courier service to our subscription agent, as follows:

                          [NAME OF SUBSCRIPTION AGENT]



            By Mail:                                 By Hand:

        [             ]                         [               ]

                              By Overnight Courier:

                                [             ]


     For  instructions  on how your  subscription  payment should be sent to the
subscription   agent,   see  "The  Offering  -  Required  Forms  of  Payment  of
Subscription Price" on page 22.


What should I do if I have other questions?

     If you have questions, need additional copies of offering documents or otherwise need assistance, please contact the information agent for this offering:

                           [Name of Information Agent]
                                    [Address]
                                 [Phone Number]

     To ask other questions or to receive copies of our recent SEC filings, you also can contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information" on the inside back cover of this prospectus.

                                  RISK FACTORS

     An investment in our common stock involves a number of very significant risks. Because of these risks, only persons able to bear the risk and withstand the loss of their entire investment, should invest in our common stock. Prospective investors should also consider the following before making an investment decision.


Our common stock was delisted from The Nasdaq National Market, which makes it more difficult for shareholders to sell shares of our common stock.

     On August 24, 2001, The Nasdaq Stock Market terminated the listing of our common stock on The Nasdaq National Market as a result of our failure to maintain a $1.00 per share minimum bid price for our common stock. As a result, our common stock began trading on the OTC Bulletin Board on August 24, 2001. The OTC is generally considered a less efficient market than The Nasdaq National Market. Shareholders are likely to find it more difficult to trade our common stock on the OTC than on The Nasdaq National Market. In order for our common stock to resume trading on The Nasdaq National Market, we must satisfy all of Nasdaq's requirements for initial listing on The Nasdaq National Market, apply for listing and be accepted for listing. We do not currently satisfy Nasdaq's initial listing requirements for either The Nasdaq National Market or The Nasdaq SmallCap Market, and we are unable to determine whether we will ever be able to satisfy either of those initial listing requirements.


The application of the "penny stock rules" could reduce the liquidity and, therefore, the market price of our common stock.

     On January 13, 2003, the last reported sales price of our common stock was $0.08. Because the trading price of our common stock is less than $5.00 per share and our common stock no longer trades on either The Nasdaq National Market or The Nasdaq SmallCap Market, our common stock comes within the definition of a "penny stock." The "penny stock rules" impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. Before a broker-dealer can sell a penny stock, SEC rules require the firm to first approve the customer for the transaction in question and receive from the customer a written agreement to such transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The broker-dealer must also advise the customer of the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer's account. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell our securities and may affect your ability to resell our common stock.

     We have incurred a net loss for each of the years ended December 31, 1999, 2000 and 2001, as well as for the nine month period ended September 30, 2002, and may not attain profitability in the future.

     We suffered a net loss of  $2,261,000,  $38,992,000  and $3,776,000 for the years ended December 31, 1999, 2000 and 2001, respectively, as well as a net loss of $2,658,000 for the nine month period ended September 30, 2002. Furthermore, we may not operate profitably or be commercially successful at any time in the foreseeable future, as our ability to attain profitability in the future will depend, in large part, on the uncertain general condition of our country's economy, competition and other factors regarding the retail optical industry, and our ability to execute our business plan. Specifically, the following factors may negatively impact our ability to be profitable and our ability to execute our business plan:

     o Better financed competitors that provide greater levels of advertising, obtain favorable discounts from suppliers and offer customers aggressive discount pricing;

     o Laser surgery, which eliminates the need for certain eyeglasses and contact lenses;

     o Our inability to obtain the capital necessary to close non-profitable stores, as well as to upgrade furniture, fixtures, equipment and machinery; and

     o Our inability to negotiate favorable lease termination agreements, at reasonable costs, with the respective landlords of our non-profitable stores.


Since our senior convertible preferred stock has beneficial conversion terms which are indexed to the performance of our common stock, we may incur a significant charge to our retained earnings in the future.

     Currently, we have approximately 0.74 shares of senior convertible preferred stock outstanding that are convertible into 98,333 shares of our common stock. The conversion price of the senior convertible preferred stock is $0.75 per share, which was reduced from $5.00 per share as of December 7, 1999. Due to the incremental consideration provided to the holder as a result of this reduction in conversion price, we will incur a charge to our retained earnings upon conversion and, thus, our earnings per share will decrease. The extent of the charge, and decrease in our earnings per share, will be based on the market price of our common stock. Although this charge will not affect our earnings for a given period, on the conversion date it will reduce our earnings per share calculation, which could reduce the market price of our common stock.


We may not successfully execute our business plan, which would negatively impact our ability to maintain adequate liquidity.

     Our ability to improve our cash flow during fiscal 2002 and 2003 will depend, in large part, on our ability to successfully execute our business plan by improving our store profitability through increased monitoring of store by store operations; closing non-profitable, company-operated store locations; reducing administrative overhead expenses, and; implementing new marketing programs. In order to successfully execute our business plan, we will need enough funds to pay, to the respective landlords of our unprofitable stores, the consideration demanded by them to terminate our existing leases for such locations. In addition, we may require additional employees to more adequately monitor store operations. Therefore, if we do not have the requisite resources, including cash and qualified employees, we may not be able to successfully execute our business plan, which would be likely to reduce our cash flow and thus, we may need to seek additional equity or debt financing, if available on reasonable terms.


We have incurred significant cash flow losses to date, and even if we receive the maximum amount of proceeds from this offering, we may still require additional financing in the future, which may be difficult to obtain and may dilute your ownership interests in us.

     We have incurred, and anticipate that we will incur, capital and operating cash flow losses for the foreseeable future in that we will be required to make substantial cash disbursements to satisfactorily complete our business plan, as well as to reduce our existing liabilities, which, together with our marketing, business development and operational expenses, may be in excess of our revenues. We expect that these, and other expenses, will result in operating losses for at least the foreseeable future until we are able to attain adequate revenue levels and begin generating positive cash flow from operations. However, even if we are able to generate a positive cash flow from operations, we may require additional capital to expand and improve our operations, which additional capital may not be available when needed or on terms acceptable to us. We also may need to seek additional financing through public or private sales of our securities, including equity securities, which equity securities, if and when issued, would, in all likelihood, dilute your ownership interests in us. Furthermore, insufficient funds may require us to delay, scale back or eliminate certain or all of our operations and activities, including the successful execution of our business plan.


Certain of our directors are involved with other companies in the retail optical industry, which are in competition with our Sterling Stores and may result in potential conflicts.

     Dr. Robert Cohen and Dr. Alan Cohen, two of our directors, are also the principal shareholders and executive officers and directors of Cohen Fashion Optical, Inc. and its affiliate, Real Optical, LLC. Drs. Alan and Robert Cohen are brothers. Cohen Fashion Optical and Real Optical operate and franchise retail optical stores similar to Sterling Stores in the States of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey and New York and may, in the future, operate in other states as well. As of the date hereof, many Cohen Fashion Optical stores were located in the same shopping center or mall as, or in close proximity to, certain Sterling Stores; and, in the future, Cohen Fashion Optical and/or Real Optical may open or franchise additional stores that are located in the same areas as Sterling Stores. These competing businesses will, in all likelihood, reduce the revenues generated at our competing Sterling Stores.

     Drs. Robert and Alan Cohen are also the principal members and executive officers of General Vision Services, LLC, or GVS, which operates retail optical stores located in the New York metropolitan area. GVS stores are similar to, and compete with, the Sterling Stores being operated and franchised by us in the same areas. Furthermore, GVS solicits and administers third party benefit programs, similar to those being administered by us, through GVS's network of company-owned and independent retail optical stores. It is possible that additional GVS stores, or other retail optical stores which provide services under third party benefit plans administered by GVS, may, in the future, be located near one or more of our Sterling Stores and may compete directly with our stores.

     Additionally, we, Cohen Fashion Optical and/or GVS jointly participate in certain third party benefit plans and certain of our Sterling Stores, Cohen Fashion Optical stores and GVS stores participate as providers under third party benefit plans obtained by either us, Cohen Fashion Optical or GVS and, in all likelihood, will continue to do so in the future.

     Because of the interests that Drs. Robert and Alan Cohen have in Cohen Fashion Optical, Real Optical and GVS, conflicts of interest may arise that may cause these individual shareholders/members to enter into business relationships that compete with us and cause a decrease in our revenues. We have no procedures in place to determine how corporate opportunities presented to Drs. Robert and Alan Cohen will be allocated, by them, among the various competing businesses in which they are involved.


We significantly depend on the ability and experience of certain members of our management, and their departure may prevent or delay the successful execution of our business plan and our attainment of profitability.

     We rely on the skills of certain members of our senior management team to guide our operations including, but not limited to, Mr. Christopher G. Payan, one of our co-chief operating officers and our senior vice president, chief financial officer, treasurer and secretary, the loss of whom could have an adverse effect on our operations. Furthermore, none of the members of our senior management team, other than Mr. Payan, have employment agreements with us. Accordingly, our key executives may not continue to work for us, which could prevent or delay the successful execution of our business plan and our attainment of profitability.


We do not control the management of all of the Sterling Stores that operate under our name, and these stores may be managed by unsuccessful franchisees, which would reduce our revenues from these stores.

     We rely, in substantial part, on our franchisees for revenues. Since we do not control the management of our franchised stores, it is possible that a franchisee/owner may not have the business acumen or financial resources to successfully operate his or her franchised Sterling Store. We, together with a substantial number of our franchisees, have recently experienced a decline in the sales generated from our/their operation of Sterling Stores. If a substantial number of our franchisees experience further declines in their sales and/or are ultimately not successful, our revenues from our franchisees would decrease. We believe that our franchisees have experienced sales declines due to many factors, including, among others:

     o Decreased spending by consumers, due to a weaker economy;

     o Increased competition by large discount eyewear chains, which increases the need for our franchisees to provide more aggressive promotional sales, thus decreasing their profit margins; and

     o The limitations of vision care benefits available under medical and third party benefit plans.


We compete with many types of eyewear providers, which may prevent us from increasing or maintaining our market share.

     The retail optical business is highly competitive and includes chains of retail optical stores, superstores, individual retail outlets and a large number of individual opticians, optometrists and ophthalmologists that provide professional services and dispense prescription eyewear. These competitors may take advantage of prompt payment discount plans, aggressive discounting and price-cutting for customers, and increased advertising. As retailers of prescription eyewear, we and our franchisees generally service local markets and, therefore, our, and their, competition varies substantially from one location or geographic area to another. If we are not successful in dealing with our competition, we will not be able to increase or maintain our customer base or market share.


We often offer incentives to our customers, which lower our profit margins.

     At times when our major competitors offer significantly lower prices for their products, we are required to do the same. Certain of our major competitors offer promotional incentives to their customers including free eye exams,"50% Off" on designer frames and "Buy One, Get One Free" eyecare promotions. In response to these promotions, we have offered the same or similar incentives to our customers. This practice has resulted in lower profit margins and these competitive promotional incentives may further reduce our revenues, gross margins and cash flows. Although we believe that our Sterling Stores provide quality service and products at competitive prices, several of the large retail optical chains have greater financial resources than us. Therefore, we may not be able to continue to deliver cost efficient products in the event of aggressive pricing by our competitors, which would reduce our profit margins, net income and cash flow.


We have provided purchase money financing for a substantial portion of the sales price of our store assets that were sold to franchisees and bear the risk of nonpayment of this financing, which could negatively impact our future cash position.

     In most instances in the past, we provided purchase money financing for a substantial portion of the sales price of our store assets sold to franchisees. If our franchisees are unsuccessful, they may default on these loans. In certain instances in which franchisees have defaulted on their purchase money obligations, we have been able to repossess the store's assets and sell these assets to another franchisee. However, we may not be able to continue, or be successful, with reselling the assets of an unsuccessful franchisee due to the lack of financial viability and, therefore, the lack of marketability of the Sterling Store in question, and the failure to do so could have a material adverse effect on our cash position and ability to finance our business.

As refractive laser surgery gains market acceptance, we may lose revenue from traditional eyewear customers.

     As traditional eyewear users undergo laser vision correction procedures or other vision correction techniques, the demand for certain contact lenses and eyeglasses will decrease. Due to the fact that the marketing and sale of eyeglasses and contact lenses is a significant part of our business, a decrease in customer demand for these products could have a material adverse effect on our sales of prescription eyewear, as well as those of our franchisees.


We are subject to a variety of state, local and federal regulations that affect the health care industry, which may affect our ability to generate revenues or subject us to additional expenses.

     The regulatory requirements that we and our franchisees must satisfy to conduct our and their businesses, varies from state to state. For example, some states have enacted laws governing the ability of ophthalmologists and optometrists to enter into contracts with business corporations or lay persons, and some states prohibit companies from computing their royalty fees based upon a percentage of the gross revenues generated by optometrists from exam fees. Various federal and state regulations also limit the financial and non-financial terms of agreements with health care providers and, therefore, our potential revenues may differ depending upon the nature of our various health care provider affiliations.

     We and our franchisees are also subject to regulations regarding our franchise business and in-store laboratory operations, as well as the operation, in California, of VisionCare of California, which is regulated by the State of California Department of Managed Health Care. As a franchisor, we are subject to various registrations and disclosure requirements imposed by the Federal Trade Commission and by many of the states in which we conduct our franchising operations. The Federal Occupational Safety and Health Act regulates our in-store laboratory operations. Although we believe that we are in material compliance with all applicable laws and/or regulations, we may not be able to sustain compliance if these laws and/or regulations change in the future and, in that event, we may have to incur significant expenses to maintain compliance.

If our subsidiary, VisionCare of California, is no longer permitted to employ optometrists, then the revenue generated from our California Sterling Stores would, in all likelihood, decrease materially, thereby decreasing our net income and cash flow.

     A class action has recently been commenced against us and VisionCare of California, or VCC, alleging that our operation of VCC, which employs licensed optometrists, violates certain provisions of the California Business and Professions Code. While we believe that we have meritorious defenses to this action, including our claim that VCC is a Specialized Health Care Maintenance Organization licensed under the California Knox Keene Health Care Service Plan Act of 1975, we may not prevail in this case and, in such event, VCC would lose its right to employ licensed optometrists. In addition, the California Attorney General has commenced actions against other Knox Keene licensees seeking the same determination. If VCC loses its ability to employ licensed optometrists, then our sales, net income and cash flow would, in all likelihood, decrease.


We may be exposed to significant risk from liability claims if we are unable to obtain insurance, at acceptable costs, to protect us against potential liability claims.

     The provision of professional eyecare services entails an inherent risk of professional malpractice and other similar claims. We do not influence or control the practice of optometry by the optometrists that we employ or affiliate with, nor do we have responsibility for their compliance with certain regulatory and other requirements directly applicable to these individual professionals. As a result of the relationship between our employed and affiliated optometrists and us, we may become subject to professional malpractice actions or claims under various theories relating to the professional services provided by these individuals. We may not be able to continue to obtain adequate liability insurance at reasonable rates, in which event, our insurance may not be adequate to cover claims asserted against us, in which event, our future cash position could be reduced and our ability to continue operations could be jeopardized.


Our operations and success are highly dependent upon health care providers, and we may be unable to enter into favorable arrangements with these providers.

     Certain states prohibit us and our franchisees from employing optometrists to render professional services on our and their behalf. Accordingly, the success of our and their operations as full-service eyecare providers, depends upon our and their ability to enter into agreements with these health care providers to render professional services at Sterling Stores. Due to the increased competition, among large discounters of retail eyewear, to enter into agreements with health care providers and the finite number of available health care providers, the costs of compensating these health care providers has increased materially. We and our franchisees may not be able to enter into agreements with these health care providers on satisfactory terms, or these agreements may not be profitable to us or them, which would reduce the revenues we and our franchisees could generate from the operation of our and their Sterling Stores.


Certain events could result in a dilution of your ownership of our common stock.

     As of September 30, 2002, we had 29,490,620 shares of our common stock outstanding and 9,585,991 shares that were reserved for issuance under our outstanding warrants, options and senior convertible preferred stock. The exercise and conversion prices, as the case may be, of our common stock equivalents range from $0.01 to $8.25 per share. If converted or exercised, these securities will result in a dilution of your percentage ownership of our common stock. In addition, if we acquire new companies through the issuance of our common or preferred stock, your percentage of ownership will be further diluted.

We have created provisions in our governing documents which may make it difficult for our business to be acquired or our directors to be removed.

     Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that are intended to discourage, delay or make it more difficult for a change of control over our business to occur. One of these provisions is a classified board of directors which established two classes of directors which are nominated on alternate years. Further, our by-laws provide that special meetings of shareholders may only be called by resolution of our board or by our chief executive officer, chief operating officer or president. Our charter prevents the removal, by our shareholders, of directors who serve on our classified board of directors except for cause, even if some or a majority of them voted for the removal of a director. Currently, we have authorized 5,000,000 shares of preferred stock, of which we have issued and outstanding approximately 0.74 shares of senior convertible preferred stock, which are convertible into an aggregate of 98,333 shares of our common stock. Our board of directors has the authority to fix the rights, privileges, and preferences of the remaining authorized but unissued shares of our preferred stock, without any further vote or action by the shareholders. Therefore, the rights of the holders of our common stock are and may, in the future, be subject to, and may be subjugated by, the rights of the holders of our senior convertible preferred stock, as well as the holders of any additional shares of our preferred stock that may be issued in the future. Currently, until our shares of senior convertible preferred stock have been converted into common stock, we cannot consolidate, merge or transfer all or substantially all of our assets to any person or entity, unless the terms of the consolidation, merger or transfer include the preservation of the senior convertible preferred stock. In addition, we are subject to the anti-takeover provisions of Section 912 of the Business Corporation Law of the State of New York, which could have the effect of delaying or preventing a change of control over our business.


One of our directors may exercise significant influence over our company.

     As of September 30, 2002, Benito R. Fernandez, who is one of our directors, beneficially owned 6,301,075 shares of our common stock (including the shares underlying warrants to purchase 250,000 additional shares of common stock) representing approximately 21.2% of our shares of common stock outstanding. As a result, Mr. Fernandez may control the election of our directors and all other matters that are subject to a vote of shareholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company, even if this change of control would benefit all of our shareholders.


Risks Related to this Offering


The price of our common stock may decline before or after the subscription rights expire.

     The public trading price of our common stock may decline after you exercise your subscription rights. If that occurs, you will have committed to buy our common stock at a price above the prevailing market price, resulting in an immediate unrealized loss to you. Moreover, following your exercise of subscription rights, you may not be able to sell your common stock at a price equal to or greater than the subscription price. Until certificates are delivered to you, which will not occur until after the closing of this offering, you may not be able to sell the common stock you purchase in this offering. Certificates representing our common stock purchased by you will be delivered as soon as practicable after the expiration of this offering. In addition, the market price of our common stock may not rise above the exercise price of the warrants and, accordingly, the warrants could expire worthless.


The rights offering may cause a dilution to your percentage ownership of us.

     If you do not exercise any of your rights, then your percentage ownership of us will be reduced, assuming other shareholders exercise their rights. Even if you participate in the rights offering, your percentage ownership of us may be reduced if other shareholders exercise the warrants, purchased by them, in the rights offering and you do not.


Once you exercise your subscription rights, you may not revoke the exercise, even if you no longer desire to invest in us.

     Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise, after you have subscribed in the offering, that eliminate your interest in investing in our common stock, you will nevertheless be required to purchase the common stock for which you subscribed.


If you do not act promptly and follow instructions carefully, you may not be able to participate in this offering and your current investment in our company would be diluted.

     Shareholders who desire to purchase units in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent, [ ], prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to strictly follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received, in which event, your current investment in our company would be diluted.

                                 USE OF PROCEEDS

     We will use the net proceeds from this offering: (i) first, to repay the remaining principal balance of our credit facility with Horizons Investors Corp.; (ii) second, to repay the remaining principal balance outstanding under our term loan with North Fork Bank; and (iii) third, to fund the completion of our plan to close non-profitable stores, and for general corporate purposes and for working capital. Our gross proceeds from the rights offering depend on the number of units that are purchased. If all of the subscription rights offered by this prospectus are exercised, then we will receive net cash proceeds of approximately $1,850,000. In addition, if all of the warrants offered by this prospectus are exercised, then we will receive additional cash proceeds of approximately $2,000,000, assuming a warrant exercise price of $0.04, which we would also use for general corporate purposes and for working capital.

                                  THE OFFERING

     Before exercising any rights, you should read carefully the information set forth under the caption "Risk Factors" beginning on page 8 of this prospectus.


The Rights

     As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our shares of common stock as of 5:00 p.m., New York City time, on the record date, [ ], 2003, 1.67 non-transferable subscription rights for every share of common stock owned at that time. Each right entitles you to purchase one unit for the subscription price of $0.04. Each unit consists of one share of common stock and a warrant to purchase one additional share of common stock at an exercise price per share equal to the average of the last sales price of our common stock, as quoted on the OTC Bulletin Board, during the ten (10) trading days immediately preceding the closing of this offering. The warrants will be exercisable for twelve months from their issuance date. You will not receive fractional subscription rights but, instead, we will round your number of subscription rights down to the nearest whole number. On October 23, 2002, the day on which we announced this offering and the subscription price, the last reported sales price for our shares of common stock on the OTC Bulletin Board was $0.04 per share.


Record Date

     [ ], 2003 at 5:00 p.m., New York City time. Only our shareholders of common stock as of the record date will receive rights to subscribe for units.


Subscription Price

     The subscription price is $0.04 per unit, payable in cash. All payments must be cleared on or before the expiration date.

Basic Subscription Privilege

     You are entitled to purchase one unit, consisting of one share of common stock and a warrant to purchase one additional share of common stock at the exercise price described above, at the subscription price for each right exercised.


Oversubscription Privilege

     If you exercise your basic subscription privilege in full, you may also subscribe for additional units that other shareholders have not purchased under their basic subscription privilege. You may purchase a percentage of the unsubscribed units equal to the percentage of units purchased by you under the basic subscription privilege, as compared to the total number of units purchased by all shareholders, including you, who are exercising their oversubscription privilege. If there are not enough units available to fill all subscriptions for additional units, then the available units will be allocated pro rata, in successive rounds, based on the number of units each subscriber for additional units has purchased under his, her or its basic subscription privilege.

     For example, if there are 900,000 available units under the oversubscription privilege and the only oversubscribing shareholders are a 10% shareholder subscribing for 500,000 additional units and a 5% shareholder subscribing for 500,000 additional units, then the 10% shareholder would receive 500,000 units and the 5% shareholder would receive the remaining 400,000 units, as follows: the subscription agent will initially allocate 500,000 units to the 10% shareholder and 250,000 units to the 5% shareholder according to their relative 2:1 ownership percentages and, thereafter, will allocate the remaining shares to the 5% shareholder since he, she or it was the only shareholder to subscribe for these units. We will not allocate to you more than the number of units you have actually subscribed and paid for. As soon as practicable after the expiration date, [ ], 2003, acting as our subscription agent, will determine the number of units that you may purchase pursuant to the oversubscription privilege.

     You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held by you with a spouse, held as a custodian for someone else, or held in an individual retirement account.

     You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

     In exercising the oversubscription privilege, you must pay the full subscription price for all of the units you are electing to purchase. If we do not allocate to you all of the units you have subscribed for under the oversubscription privilege, we will refund to you, by mail, any payment you have made for units which are not being made available to you, promptly after completion of this offering. Interest will not be payable on amounts refunded.

     Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to us and the subscription agent, [ ], and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report:

     o the number of shares held on the record date on behalf of each beneficial owner;

     o the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner;

     o that each beneficial owner's basic subscription privilege, held in the same capacity, has been exercised in full; and

     o the number of units subscribed for, pursuant to the oversubscription privilege, by each beneficial owner, if any.

     If you complete the portion of the subscription certificate required for you to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

     In some circumstances, in order to comply with applicable state securities laws, we may not be able to honor your basic and/or oversubscription privileges, even if we have shares available and the above conditions are met.


Reasons for the Offering

     We are seeking additional equity in order to repay certain of our indebtedness, to obtain the funds required in connection with the closure of non-profitable company-owned stores, and for general corporate and working capital purposes. Our board of directors has chosen to give you the opportunity to buy more shares of our common stock on the same basis as each of our other shareholders.


The Board Makes No Investment Recommendations to Shareholders

     Our board of directors has approved of this offering, but does not make any recommendation to you about whether you should exercise any of your rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

     If you choose not to exercise your subscription rights in full, your relative ownership interest in us will be diluted. If you exercise your rights, you risk an immediate loss on your investment because the trading price of our common stock may decline below the subscription price before the offering is completed. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after this offering. For a summary of some of the risks a new investment would entail, see "Risk Factors" beginning on page 8.


Expiration Time and Date

     The rights expire on [ ], 2003 at 5:00 p.m., New York City time. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date will be null and void.

     In order to exercise rights in a timely manner, you must ensure that the subscription agent actually receives, prior to expiration of the rights, a properly executed and completed subscription certificate, together with full payment for all units you wish to purchase, including any units you wish to purchase under your oversubscription privilege.


No Revocation

     You are not allowed to revoke or change your exercise of rights after you send in your subscription form and payment, even if you later learn information about us that you consider to be unfavorable.


Determination of Subscription Price

     The subscription price is $0.04 per unit. Our board of directors determined the per unit subscription price based upon a number of factors including:

     o our need for capital;
     o the average of the last reported sales price of our common stock during the first ten trading days of October 2002;
     o the amount of proceeds desired;
     o the difficult market conditions currently prevailing for raising equity capital;
     o general conditions in the securities markets;
     o alternatives available to us for raising capital; and
     o general economic, business and market conditions.

     The $0.04 per unit price should not be considered an indication of the actual value of our common stock. You may not be able to sell the common stock purchased by you in this offering at a price equal to or greater than $0.04 per share. In addition, you may not be able to exercise the warrants issued to you and sell the underlying common stock for a profit. The market price of our common stock fluctuates and might decrease, either during or after the offering, below the offering price.


Transferability of Subscription Rights

     Only you may exercise the subscription privilege. You may not sell, give away or otherwise transfer the subscription privilege. The rights will not be listed for trading on any stock exchange.

Transferability of Warrants

     Only you may exercise the warrants. You may not sell, give away or otherwise transfer the warrants. The warrants will not be listed for trading on any stock exchange.


Extension, Withdrawal and Amendment

     We have the option of extending the period for exercising your rights, although we do not intend to do so at this time. We also reserve the right to withdraw or terminate this offering at any time and for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions will be returned promptly. We will not pay interest on any returned funds. We will notify shareholders if we extend, withdraw or terminate this offering by issuing a press release and filing that press release with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

     We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will

     o mail notice of the amendment to all shareholders of record as of the record date;

     o extend the expiration date by at least ten days; and

     o offer all subscribers no less than ten days to revoke any subscription already submitted.

     The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.


Mailing of Subscription Certificates and Record Holders

     We are sending a subscription certificate to each record holder, together with this prospectus and related instructions to exercise the rights. In order to exercise rights, you must fill out and sign the subscription certificate and timely deliver it to the subscription agent, together with full payment for the units to be purchased. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights.

     A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held as of the record date by their beneficial owners, upon providing the subscription agent with certain required information.

     If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holder of our common stock to contact the beneficial owner(s) thereof and provide them with instructions concerning the rights the beneficial owner(s) it represents are entitled to exercise.

Right to Block Exercise Due to Regulatory Issues

     We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state or federal regulatory authority for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to advise you of any such required clearance or approval, nor to pay any expenses incurred in seeking such clearance or approval.

     We are not offering or selling, or soliciting any purchase of, units in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer units to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction.


Procedures to Exercise Rights

     Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to the subscription agent for this offering, [ ], or to the record holder of your shares (such as your broker, nominee or other custodial holder, if applicable).

     You should read carefully the subscription certificate and related instructions and forms which accompany this prospectus. You should call toll free at [ ] or collect at [ ], [ ], the information agent for this offering, at the address and telephone number listed below under the caption "The Offering - Questions and Assistance Concerning the Rights," promptly with any questions you may have.

     You may exercise your rights by delivering to the subscription agent (or to the record holder of your shares, if applicable), at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date, the following:

     o  Properly  completed  and  executed  subscription   certificate(s)  which
evidence your rights. See "The Offering - Delivery of Subscription Certificates" below, for instructions on where to send these;

     o Any required signature guarantees; and

     o Payment in full of the subscription price for each unit you wish to purchase under your basic subscription privilege and your oversubscription privilege. See "The Offering - Required Forms of Payment of Subscription Price" below, for payment instructions.


Required Forms of Payment of Subscription Price

     The subscription price is $0.04 per unit subscribed for, payable in cash. All payments must be cleared on or before the expiration date.

     If you exercise any rights, you must deliver to the subscription agent (or the record holder of your shares, if applicable) full payment in the form of a certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to [ ], subscription agent.

     In order for you to timely exercise your rights, the subscription agent must actually receive good funds, in payment of the subscription price, before the expiration date.


Delivery of Subscription Certificates

     All subscription certificates, payments of the subscription price and nominee holder certifications and Depository Trust Company participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to the subscription agent, [ ], as follows:


          By Mail:                                          By Hand:

     [                 ]                               [                 ]

                              By Overnight Courier:

                              [                 ]


Incomplete Forms; Insufficient Payment

     If you do not indicate on your subscription certificate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription certificate and payment only for the maximum number of rights that may be exercised by you, based on the actual payment delivered. We will make this determination as follows: (i) you will be deemed to have exercised your basic  subscription  privilege to the full extent of the payment  received;  and
(ii)  if  any  funds  remain,   you  will  be  deemed  to  have  exercised  your
oversubscription privilege to the extent of the remaining funds. We will promptly return any payment not applied to the purchase of units in this offering. Interest will not be payable on amounts refunded.


Prohibition on Fractional Shares

     Each right entitles you to purchase one unit at the subscription price. We will accept any inadvertent subscription indicating a purchase of fractional units, by rounding down to the nearest whole unit and promptly refunding, without interest, any payment received for a fractional unit.


Instructions to Nominee Holders

     If you are a broker, trustee, depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

     To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification", and submit them on a timely basis to the subscription agent, [ ], with the proper payment.


Risk of Loss on Delivery of Subscription Certificate Forms and Payments

     Each  holder of rights  bears all risks of the method of  delivery,  to the
subscription   agent,   of  subscription   certificates   and  payments  of  the
subscription price.

     If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery, to the subscription agent, and clearance of payment prior to the expiration date.

     You are required to pay, or arrange for payment, by means of a certified or cashier's check, bank draft drawn upon a U.S. bank, or a U.S. postal money order.


How Procedural and Other Questions are Resolved

     We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our reasonable discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

     Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our reasonable discretion. Neither we nor the subscription agent have any duty to give you notification of any state required pre-clearance or approval, nor any defect or irregularity in connection with the submission of subscription certificates or any other required document or payment, although we may elect to do so. Neither we nor the subscription agent will incur any liability for failure to give such notification.

     We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this offering, is not in proper form, or if the exercise of rights would be unlawful or materially burdensome to us.

Issuance of Shares of Common Stock and Warrants

     Shares of common stock and warrants purchased in this offering will be issued as soon as practicable after the expiration date. The subscription agent will deliver subscription payments to us only after consummation of this offering and the issuance of certificates and warrants to our shareholders that exercised rights.


Shares of Common Stock Outstanding After the Rights Offering

     Assuming we issue all of the units offered in this rights offering, each of which will represent one share of common stock and a warrant to purchase one additional share of common stock, approximately 79,491,000 shares of common stock will be outstanding. This would represent an approximately 170% increase in the number of outstanding shares of common stock as of the date of this prospectus. In addition, if all of the warrants we are offering are exercised, then an additional 50,000,000 shares of common stock will be issued and outstanding. If you do not exercise your subscription privilege, the percentage of our common stock that you hold after the offering, will decrease.


Fees and Expenses

     We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights. None of the subscription agent, the information agent or us will pay these expenses.


Subscription Agent

     We have appointed [ ] as subscription agent for this offering. The subscription agent's addresses for packages sent by hand, mail or overnight courier are:

           By Mail:                                          By Hand:

     [                 ]                               [                 ]

                              By Overnight Courier:

                               [                 ]

     The subscription agent's telephone number is [ ]. You should deliver your subscription certificate and payment of the subscription price only to the subscription agent, except if your shares are held on record by a broker, dealer, nominee or other custodial. We will pay the fees and expenses of the subscription agent, which we estimate will total $[_______]. We have also agreed to indemnify the subscription agent from any liability which it may incur in connection with the offering.

                                    IMPORTANT

     Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you mail your subscription certificate and payment a sufficient number of days prior to [ ], 2003. You are required to pay, or arrange for payment, by means of a certified or cashier's check, bank draft drawn upon a U.S. bank, or a U.S. postal money order.


Questions and Assistance Concerning the Rights

     If you have any questions or need assistance concerning the procedures for exercising your subscription rights, or if you would like additional copies of this prospectus or the instructions, you should contact us or the information agent, as follows:

---------------------------------     ------------------------------------------

      EMERGING VISION, INC.
100 Quentin Roosevelt Boulevard
           Suite 508
  Garden City, New York 11530
Attention: Christopher G. Payan         [Name and Address of Information Agent]
        (516) 390-2134
---------------------------------     ------------------------------------------


                    TAX CONSIDERATIONS OF THE RIGHTS OFFERING

Certain United States Federal Income Tax Consequences

     The following general summary of the material federal income tax consequences of the rights offering is based upon the advice of Piper Rudnick LLP, our special counsel. This summary is based on the Internal Revenue Code of 1986, as amended ("Code"), the Treasury regulations promulgated under the Code, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis.

     The tax consequences of this offering under state, local and foreign law are not discussed. The consequences of this offering with respect to any taxes other than income taxes also are not discussed. Moreover, special considerations not described in this summary may apply to some taxpayers or some types of taxpayers, including financial institutions, broker-dealers, nominee holders of our shares, life insurance companies, tax-exempt organizations and foreign taxpayers. The following discussion is limited to those who have held the common stock, and will hold the rights and any common stock and warrants acquired upon the exercise of the rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

     You are urged to consult your own tax advisor with respect to the particular federal income or other income tax consequences to you of the offering, as well as the tax consequences under state, local and foreign law and the possible effects of any change in any such laws.


Receipt of Rights

     You will not recognize taxable income for federal income tax purposes upon receipt of the rights.

     Your basis in your common stock upon which the rights are distributed, will be allocated among the common stock and the rights in proportion to their respective fair market values, as determined by us, on the day you receive the rights. However, if the fair market value of your rights at the time they are received is less than 15% of the fair market value of the common stock you own on the date of the receipt of your rights, then no portion of your basis in the common stock will be allocated to the rights, unless you so elect. You should consult your own tax adviser concerning whether and how to make such an election

     Since the rights will not be transferable, it may be difficult to establish the fair market value of the rights and hence the allocation of basis among the common stock and rights.

     Your holding period with respect to the rights will include your holding period for the common stock with respect to which the rights were distributed.


Exercise of the Rights

     You will not recognize any gain or loss if you exercise your rights.

     If you exercise your rights, you will receive common stock and warrants. The basis of your common stock received upon exercise of the warrants, will be equal to the sum of (i) the portion of your basis in the rights that is allocable to the right to acquire common stock, and (ii) the portion of the exercise price that is allocable to the common stock. Similarly, the basis of the warrants that you receive upon exercise, will be equal to the sum of (i) the portion of your basis in the rights that is allocable to the right to receive warrants, and (ii) the portion of the exercise price that is allocable to the warrants. The basis in your rights, if any (as determined above), will be allocated among the right to receive common stock and the right to receive warrants in proportion to the relative fair market values of the common stock and warrants on the date of the distribution of the rights. The exercise price paid will be allocated among the common stock and warrants received by you in proportion to their relative fair market values on the day you exercise your rights.

     Your holding period in the common stock and warrants received by you upon exercise of your rights, will begin on the day you exercise your rights.

Lapse of the Rights

     If you allow your rights to lapse, no gain or loss will be recognized. However, the basis of your common stock upon which such rights were distributed, will be increased by the basis, if any, in the rights which lapsed.


Exercise of Warrants

     You will not recognize gain or loss upon the exercise of your warrants. The basis of the common stock acquired through exercise of your warrants will be the basis of the warrants (as determined above) plus the exercise price paid upon your exercise of the warrants. The holding period of the common stock received by you upon exercise of your warrants, will begin on the day the warrants are exercised.


Lapse of Warrants

     If your warrants expire prior to having been exercised, you will recognize a loss equal to the basis in such warrants. Such loss will be a capital loss, and will be long-term or short term depending upon whether your holding period in the lapsed warrants (which, as discussed above, will begin on the day you received your warrants) is more than one year.

     The foregoing summary is included for general informational purposes only. Accordingly, we urge you to consult with your own tax advisor with respect to the tax consequences of the rights offering applicable to your own particular situation, including the application and effect of state and local income and other tax laws.


                        DESCRIPTION OF OUR CAPITAL STOCK

General

     We are authorized to issue 150,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of September 30, 2002, we had 29,672,957 shares of common stock issued, 182,337 shares of which are held in our treasury and 29,490,620 shares of which were outstanding, and approximately 0.74 shares of our senior convertible preferred stock issued and outstanding, convertible into an aggregate of 98,333 shares of our common stock.


Common Stock

     Holders of shares of our common stock are entitled to dividends when and as declared by our board of directors from legally available funds therefor and, upon liquidation, are entitled to share pro rata in any shareholder distributions, after payment of all debts and other liabilities and subject to the prior rights of any holders of our preferred stock. However, we have no intention to pay dividends on shares of our common stock in the foreseeable future, as our board of directors has decided to retain earnings to finance our operations and possible expansion. Each holder has one, non-cumulative vote for each share held. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

     We have designated 35 shares of our preferred stock as senior convertible preferred stock, of which approximately 0.74 shares were issued and outstanding as of September 30, 2002. The holders of the senior convertible preferred stock vote as a single class with the common stock, on an as-converted basis, on all matters on which the holders of the common stock are entitled to vote. Each outstanding share of senior convertible preferred stock may currently be converted into common stock at the conversion price of $0.75 per share.

     Until the senior convertible preferred stock has been converted into common stock, we cannot consolidate, merge or transfer all or substantially all of our assets to any person, unless the terms of the consolidation, merger or transfer include the preservation of the senior convertible preferred stock. There is a liquidation preference of $100,000 per share of senior convertible preferred stock.


Units

     We are offering an aggregate of up to 50,000,000 units. Each unit which we are offering pursuant to this prospectus contains one share of our common stock and one warrant to purchase one additional share of common stock. The common stock and the warrant included in each unit will be immediately separable. Units may be purchased until [ ], 2003, the expiration date of this offering.


Warrants

     As of September 30, 2002, there were outstanding warrants to purchase an aggregate of 5,202,189 shares of our common stock, exercisable at a weighted-average exercise price of approximately $3.76 per share, through various expiration periods ranging from December 2004 to April 2008. In addition, each unit contains a warrant to purchase one share of common stock. The warrants are exercisable at a price per share equal to the average of the last reported sales price of our common stock, as quoted on the OTC Bulletin Board, during the ten (10) trading days immediately preceding the closing date of this offering, subject to adjustment in certain circumstances, and expire on the twelfth month anniversary of their issuance. We have authorized the issuance of up to 50,000,000 warrants to purchase an aggregate of 50,000,000 shares of common stock and will reserve that number of shares of common stock required for issuance upon exercise of the warrants issued in this rights offering. None of these warrants are currently issued and outstanding.

     The exercise prices and number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation. Holders of the warrants do not have the rights or privileges of holders of common stock. The warrants to be issued hereunder are part of the units to be sold in this rights offering. To the extent that the warrants are exercised, the proportionate equity ownership of holders of our common stock who do not exercise warrants, will decrease.

     Warrants are generally more speculative than the shares of common stock which are issuable upon the exercise of warrants. A warrant may become valueless, or of reduced value, if the market price of the underlying common stock decreases, or increases only modestly, over the term of the warrant.

Stock Options

     As of September 30, 2002, there were outstanding options to purchase an aggregate of 4,285,469 shares of our common stock at exercise prices ranging from $0.08 to $8.25 per share, of which options to purchase 4,132,133 shares were exercisable, with the balance being subject to vesting, generally over a three-year period.


                                  LEGAL MATTERS

     The validity of the common stock that is being offered pursuant to this prospectus will be passed upon by Piper Rudnick LLP, New York, New York.


                                     EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, of which this prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Prior to the date of this prospectus, Arthur Andersen was indicted in connection with its rendering of services to another company. Therefore, Arthur Andersen withdrew from practice before the SEC, effective prior to the date hereof, and many of the accountants at Arthur Andersen have left their current jobs or have been searching for a new place of employment. Based on these factors, after reasonable efforts, we were unable to obtain Arthur Andersen's consent to the inclusion of their report, dated April 8, 2002. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act, for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen, or any omissions to state a material fact required to be stated therein.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we are filing with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our File Number is 1-14128.

     You may read and copy, at prescribed rates, materials that we have filed with the SEC, including the registration statement, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's web site, http://www.sec.gov.

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any units in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover, only.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "Incorporate by Reference", into this prospectus, certain of our publicly filed documents, which means that information included in these documents is considered a part of this prospectus. We incorporate by reference into this prospectus the following documents:

     o Our Annual Report on Form 10-K for the year ended December 31, 2001.

     o Our Annual Report on Form 10-K/A for the year ended December 31, 2001.

     o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

     o Our Quarterly Report on Form 10-Q for the quarter ended September 30,
2002.

     o Our Current Report on Form 8-K, filed on February 4, 2002.

     o Our Current Report on Form 8-K, filed on June 24, 2002.

     o Our Current Report on Form 8-K, filed on August 12, 2002.

     o Our Current Report on Form 8-K, filed on October 23, 2002.

     o Our Definitive Proxy Statement, filed on June 18, 2002.

     o  Our   description  of  our  common  stock  which  is  contained  in  our registration statement on Form 8-A, filed on December 5, 1995.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus, will be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement in this prospectus or in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     If you are a shareholder, you may request a copy of any or all of these documents incorporated by reference, at no cost, by contacting us at the following address or telephone number: Emerging Vision, Inc., 100 Quentin
Roosevelt  Boulevard,  Suite  508,  Garden  City,  New  York  11530,  Attention:
Christopher G. Payan, Chief Financial Officer, Telephone No.: (516) 390-2134.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates forward-looking statements, including statements regarding, among other items, our business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

     These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. Statements in this prospectus or made in documents incorporated into this prospectus by reference, describe factors that could contribute to, or cause differences between, our expectations and actual results.

     We have described many of these factors in "Risk Factors" and "About Emerging Vision, Inc." Because of these risks and uncertainties, the forward-looking information contained in this prospectus may not, in fact, occur or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by this section.


=====================================================                ===================================================

Emerging  Vision,   Inc.  has  not  authorized  any
person to give you  information  that  differs from
the  information  in this  prospectus.  You  should                                   50,000,000 UNITS
rely solely on the  information  contained  in this
prospectus.  This  prospectus  is not an  offer  to                                EMERGING VISION, INC.
sell these  securities,  and we are not  soliciting
offers to buy these securities,  in any state where
the  offer  or  sale  of  these  securities  is not
permitted.  The  information in this  prospectus is                                   RIGHTS OFFERING
accurate  only as of the  date of this  prospectus,
even if this  prospectus  is delivered to you after
the  prospectus  date,  or you buy shares of common
stock or warrants of Emerging  Vision,  Inc.  after
the prospectus date.
                                                                                Each Unit Consisting of One
                                                                                   Share of Common Stock
                                                                                 and a Warrant to Purchase
                                                                                    One Additional Share
                                                                                      of Common Stock




                                                                               _____________________________

                                                                                         PROSPECTUS
                                                                               _____________________________


                                                                                     [          ], 2003


=====================================================                ===================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.


     The following table sets forth the costs and expenses payable in connection with the sale of the common stock being registered hereby. Except for the SEC registration fee, all expenses are estimated:

          Item                                                         Amount
          ----                                                         ------
          SEC registration fee......................................   $  368
          Printing and engraving expenses...........................      [  ]
          Legal fees and expenses...................................      [  ]
          Accounting fees and expenses..............................      [  ]
          Subscription agent fees and expenses......................      [  ]
          Information agent fees and expenses.......................      [  ]
          Blue sky fees and expenses................................      [  ]
          Miscellaneous.............................................      [  ]
                                                                       -------
          Total.....................................................   $  [  ]

     All expenses incurred in connection with this offering will be borne by the Registrant. The selling stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the units offered by the prospectus constituting a part of this registration statement.


Item 15. Indemnification of Directors and Officers.

     The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, the Registrant may indemnify him or her against amounts paid in settlement of such action and reasonable expenses, including attorneys' fees incurred by him or her in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the Registrant, except that no indemnification may be made, without court approval, in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the Registrant. In a nonderivative action or threatened action, the BCL provides that the Registrant may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the Registrant.

     Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstance, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

     The above is a general summary of certain indemnity provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

     Our amended and restated certificate of incorporation provides that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity, except for liability in the event a judgment or other final adjudication, adverse to such director, establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that such director personally gained a financial profit or other advantage to which he/she was not legally entitled, or that such director's acts violated Section 719 of the BCL. Our amended and restated by-laws provide for our indemnification of directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant, if such director or officer acted in good faith, for a purpose which he/she reasonable believed to be in the best interests of our business and, in criminal actions or proceedings, had no reasonable cause to believe that his/her conduct was unlawful. We have not entered into indemnification agreements with any of our directors.


Item 16. Exhibits

     The following exhibits were filed as part of this registration statement:

Exhibit Number      Description of Document
--------------      -----------------------
4.1                 Specimen of Common Stock Certificate (incorporated by
                    reference to Exhibit 4.1 to the Registrant's Registration
                    Statement on Form S-1, No. 33-98368)

4.2 Form of Convertible Debentures and Warrants Subscription Agreement (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K, dated February 17,
                    1998)

4.3 Form of warrant issued to purchasers in the Registrant's private placement of units consisting of Series B Convertible Preferred Stock and warrants to purchase common stock (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3, No. 333-37160)

4.4 Form of warrant issued to the Placement Agents (and/or their respective designees) in connection with the Registrant's private placement (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-3,
                    No. 333-37160)

5.1*                Opinion of Piper Rudnick LLP

8.1*                Tax Opinion of Piper Rudnick LLP

23.1*               Consent of Piper Rudnick LLP (included in Exhibit 5.1)

24.1 Power of Attorney (appears on signature page to initial filing of this Form S-3)

99.1*               Form of Subscription Certificate

99.2*               Form of Warrant

99.3*               Form of Letter to Shareholders

99.4*               Form of Letter to Brokers

99.5*               Instructions to Shareholders

99.6*               Form of Subscription Agent Agreement

99.7*               Form of Information Agent Agreement

* To be filed by amendment.


Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     1. To file,  during any period in which offers or sales of the shares being
registered   hereby  are  being  made,  a   post-effective   amendment  to  this
Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in such prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information contained in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table of this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference in this Registration Statement;

     2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered hereby, and treat the offering of the securities, at that time, as an initial bona fide offering; and

     3. To remove from registration, by means of a post-effective amendment, any
of  the  securities  being  registered   hereby  which  remains  unsold  at  the
termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement, shall be deemed to be a new registration statement relating to the securities offered hereby, and the offering of such securities, at that time, shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities, other than the payment, by the Registrant, of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garden City, State of New York, on January 15, 2003.

                                              EMERGING VISION, INC.


                                     By:      /s/Christopher G. Payan
                                              ---------------------------
                                              Christopher G. Payan
                                              Co-Chief Operating Officer,
                                              Chief Financial Officer, Senior
                                              Vice President, Treasurer and
                                              Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                   Title                              Date
---------                   -----                              ----

/s/ Christopher G. Payan    Co-Chief Operating Officer,        January 15, 2003
------------------------    Senior Vice President, Chief
Christopher G. Payan        Financial Officer, Treasurer
                            and Secretary (Co-Principal
                            Executive Officer and Principal
                            Financial and Accounting Officer)

                       *    Co-Chief Operating Officer and     January __, 2003
------------------------    Chief Marketing Officer (Co-
Samuel Z. Herskowitz        Principal Executive Officer)

                       *    Co-Chief Operating Officer and     January __, 2003
------------------------    Senior Vice President-Business
Myles Lewis                 Development (Co-Principal
                            Executive Officer)

                       *    Chairman of the Board of           January __, 2003
------------------------    Directors
Alan Cohen, O.D.

                       *    Director                           January __, 2003
------------------------
Robert Cohen, O.D.

                            Director                           January __, 2003
------------------------
Joel L. Gold

                       *    Director                           January __, 2003
------------------------
Benito R. Fernandez


* By: /s/ Christopher G. Payan
     --------------------------
      Christopher G. Payan
      Attorney-in-fact

                              EMERGING VISION, INC.
                                    FORM S-3
                             REGISTRATION STATEMENT
                                  EXHIBIT INDEX


Exhibit Number      Description of Document
--------------      -----------------------
4.1                 Specimen of Common Stock Certificate (incorporated by
                    reference to Exhibit 4.1 to the Registrant's Registration
                    Statement on Form S-1, No. 33-98368)

4.2 Form of Convertible Debentures and Warrants Subscription Agreement (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K, dated February 17,
                    1998)

4.3 Form of warrant issued to purchasers in the Registrant's private placement units consisting of Series B Convertible Preferred Stock and warrants to purchase common stock (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3, No. 333-37160)

4.4 Form of warrant issued to Placement Agents (and/or their respective designees) in connection with the Registrant's private placement (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-3,
                    No. 333-37160)

5.1*                Opinion of Piper Rudnick LLP

8.1*                Tax Opinion of Piper Rudnick LLP

23.1*               Consent of Piper Rudnick LLP (included in Exhibit 5.1)

24.1 Power of Attorney (appears on signature page to initial filing of this Form S-3)

99.1*               Form of Subscription Certificate

99.2*               Form of Warrant

99.3*               Form of Letter to Shareholders

99.4*               Form of Letter to Brokers

99.5*               Instructions to Shareholders

99.6*               Form of Subscription Agent Agreement

99.7*               Form of Information Agent Agreement

* To be filed by amendment.